Exhibit 10.4

ENESCO GROUP, INC.
Itasca, Illinois

1999 NON-EMPLOYEE DIRECTOR PLAN
(As amended May 19, 2004)

CERTIFICATE OF GRANT OF NON-QUALIFIED
STOCK OPTION

Date of Grant:

Total Number of Shares:

Price per Share: $

To:

Dear :

This letter is a certificate formally granting you a Non-qualified Stock Option with respect to the number of shares indicated above (the “Option”). The stock option exercise price will be $(price). Subject to Section 5, the Option will vest on the earlier of (i) twenty-five percent (25%) of the total number of Shares subject to the Option will vest and become exercisable on the first four anniversary dates of the grant, and (ii) as to 50% of the Shares subject to the Option, if the fair market value of the Shares is at or above 125% of the exercise price on each of at least ten consecutive Trading Days and, as to the remaining 50% of the Shares if, at any time at or after the initial 50% of the Shares becomes exercisable, the fair market value of the Shares is at or above 150% of the exercise price on each of at least ten consecutive Trading Days. The Option granted under this certificate is not to be treated as an incentive stock option under the Internal Revenue Code of 1986.

You may exercise your right to purchase all or any of the shares included under this grant on or after the date on which those shares become exercisable but, in any event, not later than (expiration date).

In order to exercise, you must forward a completed Stock Option Exercise Order together with payment in full to the Treasurer, Enesco Group, Inc., 225 Windsor Drive, Itasca, Illinois 60143, for the shares which you elect to purchase. You can elect to make your purchase in cash, Enesco Group, Inc. stock, or a combination of cash and Enesco Group, Inc. stock.

Please be advised that the Company will accept shares acquired under a Stock Option program of the Company in payment for new option shares only if the shares tendered by the optionee have been held by such optionee for a period of at least six months and are free and clear of all liens and encumbrances.

No purchase can be made of fewer than ten shares at any one time. Any exercise of the option will be effective on the date when payment is received in the office of the Treasurer, except that no payment will be accepted which is received after (expiration date). You will receive a stock certificate representing shares for which you have made payment.

Under existing law, the difference between the price paid for any shares purchased under this option and their market value on the date or dates the option is exercised will be subject to any applicable taxes, including the withholding of federal income, social security and medicare taxes. In addition, there may be applicable state or local taxes and withholding requirements. The payment of all such taxes is of course your personal responsibility. However, the Company is also responsible for meeting the withholding requirements and in order to do so will retain the required number of shares purchased under the option unless you elect to deposit with it an amount equal to any required withholding. Please refer to the provisions of Section 9 of the 1999 Plan.

All options granted to employees under the 1999 Plan are subject to the termination provisions of Section 5 of the 1999 Plan. Please review these provisions carefully in connection with your termination of acting as a director.

This option is exercisable during your lifetime only by you and is not transferable by you, except in the event of your death and then only as described in the Plan. Any attempted transfer or other disposition of the option by you will be void and will constitute valid grounds for its cancellation by the Company.

A copy of the 1999 Non-Employee Director Plan, as amended, is enclosed together with a Prospectus dated May 19, 2004. Please read these carefully. This stock option grant is made subject to the provisions of the Plan, as it may be amended from time to time.

This option will be of no force or effect and no rights will exist under it after (expiration date).

ENESCO GROUP, INC.

Secretary (or Assistant Secretary)

Enclosures